UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

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On November 2, 2005 Sovereign Bancorp, Inc. issued the following press release:
Sovereign Presents Compelling Argument for Shareholder Value Creation at Ryan Beck Conference
     PHILADELPHIA, Nov. 2 /PRNewswire-FirstCall/ — Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), gave a presentation today at a Ryan, Beck & Co. banking conference in New York regarding its recent transactions with Santander Bancorp and Independence Community Bancorp (“ICBC”). In response to recent questions from investors, Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer, outlined several reasons why these recent transactions will add value for Sovereign’s shareholders:
*	Sovereign has a long track record of providing value to its shareholders. Over the last 10 years, SOV has returned over 213%, 135% over the past 5 years, and 63% over the past 3 years. This compares to returns of 123%, 42% and 7%, respectively over the same periods by the Lehman Brothers Mid-cap Bank Index, which is comprised of 11 banking companies with similarities to Sovereign.

*	Sovereign is issuing equity to Santander at 14.9 times its expected 2005 earnings. This 89 million share offering will generate approximately $2.4 billion of cash. Santander has also committed to buy up to $1.2 billion of other capital or debt instruments by Sovereign to effect its acquisition of ICBC.

*	The partnership with Santander should result in many financial and operational benefits for Sovereign, including leveraging Santander’s expertise in technology, marketing, and retail banking, and improving Sovereign’s debt credit ratings

*	The company is then using this combined $3.6 billion to acquire ICBC. This transactions is at ~15.6.x times ICBC’s estimated 2006 earnings, 1.6 times book value, and 3.6 times tangible book value. After giving effect to the market premium at which Sovereign was able to issue equity to Santander, the net price paid for ICBC was effectively 13.6 times estimated 2006 earnings, or 12.1 times estimated 2006 earnings after giving effect to anticipated cost savings. Comparable transactions (defined as bank and thrift transactions since 2000 between $500 million and $10 billion in purchase price) in the New York/New Jersey region have been priced at 18.0 times earnings, 2.8 times book value and 3.4 times tangible book value.

*	Unlike many other recently announced transactions, this transaction is accretive to both GAAP and operating / cash earnings within the first year.

*	The Sovereign franchise is significantly enhanced and the combined franchise from a geographic coverage perspective could be viewed to rival that of FleetBoston Financial prior to its acquisition by Bank of America.

*	The company also reported that its corporate governance is better than 98% of banks listed in the S & P 500 index. Also, it has recently taken steps on its own to restructure its director compensation program. It also has no preferential loans, and has no preferential business relationships with any of its non-management directors.

*	Two highly respected directors representing the $2.4 billion shareholder investment by Santander will be joining Sovereign’s Board. Also, the Nominating Committee is considering 1 or 2 other highly qualified candidates to join Sovereign’s Board.
     Sidhu concluded by telling the audience that the only goal of these transactions is to create shareholder value. “Sovereign’s management team will not benefit from these transactions in any way. We will only be rewarded from these transactions if shareholders are rewarded. Sovereign team members and directors own over 8% of Sovereign, so there should never be any doubt that our interests are aligned with those of our shareholders,” concluded Sidhu.
     Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
     Note:
     This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles

(“GAAP”). Sovereign’s management uses the non-GAAP measure of operating/cash earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Cash earnings represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
     This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 and future periods for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; acts of terrorism or domestic or foreign military conflicts; and acts of God, including natural disasters.
     Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.
SOURCE Sovereign Bancorp, Inc.
CONTACT:
FINANCIAL:
Mark McCollom, +1-610-208-6426, mmccollo@sovereignbank.com, or
Stacey Weikel, +1-610-208-6112, sweikel@sovereignbank.com, or
MEDIA:
Ed Shultz, +1-610-378-6159, eshultz1@sovereignbank.com, all of Sovereign Bancorp, Inc./
web site: http://www.sovereignbank.com
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of stockholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy

Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.
This communication is being made in respect of the proposed merger transaction involving Independence Community Bank Corp. and Sovereign Bancorp. In connection with the proposed transaction, Independence Community Bank Corp. will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF INDEPENDENCE COMMUNITY BANK CORP. ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.myindependence.com or by mail at Independence Community Bank Corp., Investor Relations, 195 Montague St., Brooklyn, NY 11201, or by Telephone: 718-722-5400.
In addition, documents filed with the SEC by Independence Community Bank Corp. are available free of charge at the SEC’s web site at www.sec.gov. Independence Community Bank Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Independence Community Bank Corp. in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Independence Community Bank Corp. described above. Information regarding Independence Community Bank Corp.’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Independence Community Bank Corp. as described above.